Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CIVITAS RESOURCES, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Civitas Resources, Inc., a Delaware corporation (the “Company”), certifies as follows:

1. Pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”) and the authority granted in the Third Amended and Restated Certificate of Incorporation of the Company, as amended (as may be amended, amended and restated or supplemented from time to time, the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”), by resolutions duly adopted, previously authorized the issuance of 42,000 shares of preferred stock, par value $0.01 per share, of the Company designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the DGCL, the Board adopted, among other things, the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued subject to the Certificate of Designations previously filed by the Company with the Secretary of State of the State of Delaware on November 9, 2020 (the “Certificate of Designations”);

FURTHER RESOLVED, that a certificate containing certain of these resolutions (the “Certificate of Elimination”) is hereby approved, ratified and confirmed in all respects as the act and deed of the Company, and the Company is hereby authorized and directed to file with the Secretary of State of the State of Delaware the Certificate of Elimination with the effect under the DGCL of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designations; and

FURTHER RESOLVED, that the Authorized Officers are, and each of them individually hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute, deliver and file the Certificate of Elimination at such time as they deem appropriate and with such modifications as any Authorized Officer shall approve, such approval to be conclusively evidenced by the execution and delivery of the Certificate of Elimination to the Secretary of State of the State of Delaware and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

IN WITNESS WHEREOF, Civitas Resources, Inc. has caused this Certificate of Elimination to be executed on its behalf by its duly authorized officer on this 1st day of November 2021.

CIVITAS RESOURCES, INC.
By:	/s/ Cyrus D. Marter IV
Name:	Cyrus D. Marter IV
Title:	General Counsel and Secretary

SIGNATURE PAGE TO

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF CIVITAS RESOURCES, INC.